EXHIBIT 23.02

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Brooks-PRI Automation, Inc. of our report dated November 14, 2001, except for the first paragraph of Note 15, as to which the date is December 13, 2001, and Note 11, as to which the date is May 14, 2002, relating to the financial statements for Brooks Automation, Inc., which appears in Brooks-PRI Automation, Inc.’s Current Report on Form 8-K filed on August 15, 2002. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
August 28, 2002